EXHIBIT 99.6


                                SUMMARY OF TERMS
                                ----------------


ACQUIRER:      DeerValley  Acquisitions,  Corp.,  a  Florida  corporation  and a wholly-owned subsidiary of Cytation Corporation, a Delaware corporation

ACQUIRED
COMPANY:       Deer  Valley  Homebuilders,  Inc., an Alabama corporation


FORM  OF
ACQUISITION:    Acquisition  of  100%  of  the  issued  and  outstanding capital stock of Deer Valley Homebuilders, Inc.


PURCHASE
PRICE: $6,000,000 cash paid at closing. Up to an additional $6,000,000 may be paid to the former shareholders of Deer Valley Homebuilders, Inc. pursuant to an earn-out agreement (the "Deferred Purchase Price"). The Deferred Purchase Price is paid over a five year term and is based upon the financial performance of Deer Valley Homebuilders, Inc.

MANAGEMENT:    Pursuant  to  long  term  Employment  Agreements,  the  existing management of Deer Valley Homebuilders, Inc. will continue to manage the day to day operations of Deer Valley Homebuilders, Inc.

PURCHASE
AGREEMENT:     The  Purchase  Agreement  provides  for  standard representations and warranties as to the condition of Deer Valley Homebuilders, Inc.


DESCRIPTION OF
BUSINESS:      Deer  Valley  Homebuilders,  Inc.  was  founded in January, 2004, and is a manufacturer of factory built homes for the southeastern and south central housing markets in the United States. As of the date of this closing, it manufactured all of our factory built homes from a single manufacturing facility located in Guin, Alabama. As of the date of the closing, it was selling manufactured homes in 14 states through our network of independent dealers and retail centers.

LOCATION:      Deer  Valley  has  its  business  offices located at 205 Carriage
               Street, P.O. Box 310, Guin, Alabama 33563.

ADDITIONAL
INFORMATION:   For  more  information,  see,  "DESCRIPTION  OF  BUSINESS"  under
               "CHANGE IN CONTROL AND ACQUISITION" in the Information Statement to which this Exhibit 99.6 is attached.

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